Exhibit 99.1

FOR IMMEDIATE RELEASE                                       APRIL 8, 2003


    Group 1 Software Reaffirms Guidance for Fourth Quarter and Fiscal Year

Lanham, MD Group 1 Software (Nasdaq: GSOF) today indicated that it expects fourth quarter and full fiscal year revenue and earnings to be at least as strong as guidance previously given. Guidance for the fourth quarter ended March 31, 2003 called for revenue in the range of $27 million to $28 million, as compared to $24.1 million reported in the prior year's fourth quarter, and earnings per share in the range of $0.17 to $0.18, as compared to $0.14 reported in the prior year's fourth quarter. Achievement of these projections would result in revenue for the full fiscal year in the range of $102 million to $103 million and earnings per share of $0.54 to $0.55, as compared to $89.4 million in revenue and $0.32 earnings per share reported in the prior year.

The company anticipates releasing earnings in mid-May.

Group 1 Software (Nasdaq: GSOF) is a leading provider of software solutions for data quality, marketing automation, customer communications management and direct marketing applications. Group 1's software systems and services enable over 2,000 customers worldwide to market smarter by helping them find, reach and keep customers. Founded in 1982 and headquartered in Lanham, Maryland, Group 1's solutions are utilized by leaders in the financial services, banking, retail, telecommunications, utilities, e-commerce, and insurance industries. The company's customer base includes such recognized names as Charles Schwab, Entergy, GEICO, L.L. Bean, Wal-Mart and Wells Fargo. For more information about Group 1, visit the company's Web site at http://www.g1.com.

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Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. Words like "anticipate," "expects," "at least as strong as," "can lead to," "would result in," and "projects," are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. These projections are forward looking, and actual results may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this press release. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events. For additional information regarding these and other risks and uncertainties associated with the company's business, reference is made to the company's reports filed from time to time with the Securities and Exchange Commission. Group 1 Software is a registered trademark of Group 1 Software, Inc.

Contacts:

David Peikin, Corporate Communications Manager, Group 1 Software at
(301) 918-0818 or david_peikin@g1.com

Charles Messman, MKR Group at (917) 414-1001 or cmessman@mkr-group.com